EXHIBIT 14

                                 CODE OF ETHICS

                          For Senior Financial Officers

I.       Purpose

         This Code of Ethics (the "Code") describes the ethical standards that apply to Bay National Corporation's (the "Company") principal executive officer, principal financial officer (collectively, the "Officers"). The Company expects that the Officers will always conduct themselves in a manner consistent with the highest standards of honesty, integrity and fairness when carrying out their responsibilities as officers of the Company. The Company recognizes that the Officers' actions affect the Company's customers, shareholders, employees, directors and business partners.

         This Code is designed to comply with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission regulations promulgated thereunder.

II.      Ethical Conduct

         In fulfilling their duties as officers of the Company, the Officers shall, to the best of their ability:

          (a) conduct themselves honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          (b) provide for full, fair, accurate, timely and understandable disclosure in communications to the public and reports and documents that are filed with the Securities and Exchange Commission;

          (c) comply with applicable federal, state and local laws, rules and regulations at all times;

          (d) promptly report violations of this Code to the appropriate person identified in this Code;

          (e) maintain confidentiality with respect to information learned during the course of employment; and

          (f) act responsibly when using the Company's assets or other resources.

III.          Conflict of Interest

         A conflict of interest arises when an Officer's private, personal interests interfere with the interests of the Company. A conflict of interest also arises if the Officers and the Company's interests appear to conflict, even if they do not actually conflict.

         An Officer shall not take any action that directly benefits the Officer or a third party if the action is inconsistent with the interests of the Company. A conflict of interest also arises if an Officer has difficulty performing his or her duties as an employee of the Company due to the Officer's personal interests. Officers or members of their families shall not receive improper personal benefits resulting from the Officer's position at the Company. At all times, Officers shall avoid relationships that interfere with (or may interfere with) the Officer's ability to act independently, objectively and in the best interests of the Company.

         As soon as reasonably possible, an Officer must report any transaction that could reasonably result in a conflict of interest to the Chair of the Audit Committee of the Board of Directors, and the Officer must obtain written approval from such person before taking part in the transaction.

IV.      Corporate Opportunity

         Officers of the Company shall not personally take advantage of an opportunity that the Company could take advantage of, nor shall they take advantage of an opportunity discovered through their position with the Company. Officers shall not compete with the Company or use the Company's property or information for their own personal gain.

V.       Accountability

         An Officer will be subject to disciplinary action, including termination, at the discretion of the Board of Directors, if the Officer violates this Code or fails to report another Officer's violation when the Officer reasonably believes that such a violation has occurred.

VI.      Reporting

         Any potential violation of this Code shall be reported to the Chair of the Audit Committee, who is responsible for presenting information relating to the potential violation to the Board of Directors.

VII.     Waiver & Amendment

         The Company will adhere to applicable disclosure laws and regulations, including Section 406 of the Sarbanes-Oxley Act, if there is a waiver or amendment of any of the provisions of the Code. Any amendment to this Code must be approved by the Board of Directors.

VIII.    Code of Conduct

         This Code incorporates by reference the Company's Code of Conduct which applies to all directors, officers and employees.

IX.      Signatures

         I have read and understand the Code and agree to comply with all of its provisions.


                                   /s/ Hugh W. Mohler
                                   --------------------------
                                   Chief Executive Officer


                                   /s/ Mark A. Semanie
                                   --------------------------
                                   Chief Financial Officer